Exhibit 99.1

HACKENSACK, NJ,  June 6, 2011 – First Real Estate Investment Trust (“FREIT”) reported its operating results for the six and three-month periods ended April 30, 2011. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Six Months Ended April 30, 2011	Three Months Ended April 30, 2011
* Net Income Per Share-Basic:	$0.34	$0.19
* Dividends Per Share:	$0.60	$0.30
* FFO Per Share-Basic:	$0.75	$0.39
* FFO Payout:	80.0%	76.9%
* Average Residential Occupancy:	94.4%	94.4%
* Average Commercial Occupancy:	89.8%	90.0%

RESULTS OF OPERATIONS

Real Estate revenue for the six months ended April 30, 2011 (“Current Six Months”) decreased 1.7% to $21,827,000 compared to $22,209,000 for the six months ended April 30, 2010 (“Prior Six Months”). Real Estate revenue for the three months ended April 30, 2011 (“Current Quarter”) decreased 3.5% to $10,966,000 compared to $11,360,000 for the three months ended April 30, 2010 (“Prior Year’s Quarter”). Net income attributable to common equity (“net income-common equity”) for the Current Six Months was $2,339,000 ($0.34 per share basic) compared to $2,302,000 ($0.33 per share basic) for the Prior Six Months. Net income-common equity for the Current Quarter was $1,320,000 ($0.19 per share basic) compared to $1,130,000 ($0.16 per share basic) for the Prior Year’s Quarter. The schedule below provides a detailed analysis of the major changes that impacted net income-common equity for the six and three months ended April 30, 2011 and 2010:

	Six Months Ended April 30,			Three Months Ended April 30,
	2011	2010	Change	2011	2010	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$12,037	$12,699	$(662)	$6,054	$6,559	$(505)
Residential properties	9,790	9,510	280	4,912	4,801	111
Total real estate revenues	21,827	22,209	(382)	10,966	11,360	(394)

Operating expenses:
Real estate operations	9,195	9,705	(510)	4,495	5,085	(590)
General and administrative	796	841	(45)	403	413	(10)
Depreciation	3,021	3,065	(44)	1,510	1,543	(33)
Total operating expenses	13,012	13,611	(599)	6,408	7,041	(633)

Operating income	8,815	8,598	217	4,558	4,319	239

Investment income	52	66	(14)	23	30	(7)

Financing costs	(5,814)	(5,781)	(33)	(2,888)	(2,919)	31
Net income	3,053	2,883	170	1,693	1,430	263
Net income attributable to noncontrolling interests (formerly referred to as minority interests)	(714)	(581)	(133)	(373)	(300)	(73)
Net income attributable to common equity	$2,339	$2,302	$37	$1,320	$1,130	$190

Earnings per share-basic (attributable to common equity)	$0.34	$0.33	$0.01	$0.19	$0.16	$0.03

Weighted average shares outstanding	6,942	6,942		6,942	6,942

SEGMENT INFORMATION

The following tables set forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconcile the NOI to consolidated net income-common equity for the Current Six Months and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Six Months Ended April 30,		Increase (Decrease)		Six Months Ended April 30,		Increase (Decrease)		Six Months Ended April 30,
	2011	2010	$	%	2011	2010	$	%	2011	2010
	(in thousands)				(in thousands)				(in thousands)
Rental income	$9,272	$9,633	$(361)	-3.7%	$9,604	$9,395	$209	2.2%	$18,876	$19,028
Reimbursements	2,587	2,890	(303)	-10.5%	-	-	-		2,587	2,890
Other	101	82	19	23.2%	186	115	71	61.7%	287	197
Total revenue	11,960	12,605	(645)	-5.1%	9,790	9,510	280	2.9%	21,750	22,115

Operating expenses	4,951	5,003	(52)	-1.0%	4,244	4,702	(458)	-9.7%	9,195	9,705
Net operating income	$7,009	$7,602	$(593)	-7.8%	$5,546	$4,808	$738	15.3%	12,555	12,410
Average
Occupancy %	89.8%	90.1%		-0.3%	94.4%	93.8%		0.6%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					89	109
				Amortization of acquired leases					(12)	(15)
				Investment income					52	66
				General and administrative expenses					(796)	(841)
				Depreciation					(3,021)	(3,065)
				Financing costs					(5,814)	(5,781)
				Net income					3,053	2,883
				Net income attributable to noncontrolling interests					(714)	(581)
				Net income attributable to common equity					$2,339	$2,302

	Commercial				Residential				Combined
	Three Months Ended April 30,		Increase (Decrease)		Three Months Ended April 30,		Increase (Decrease)		Three Months Ended April 30,
	2011	2010	$	%	2011	2010	$	%	2011	2010
	(in thousands)				(in thousands)				(in thousands)
Rental income	$4,611	$4,996	$(385)	-7.7%	$4,796	$4,743	$53	1.1%	$9,407	$9,739
Reimbursements	1,365	1,456	(91)	-6.3%	-	-	-		1,365	1,456
Other	49	58	(9)	-15.5%	116	58	58	100.0%	165	116
Total revenue	6,025	6,510	(485)	-7.5%	4,912	4,801	111	2.3%	10,937	11,311

Operating expenses	2,406	2,629	(223)	-8.5%	2,089	2,456	(367)	-14.9%	4,495	5,085
Net operating income	$3,619	$3,881	$(262)	-6.8%	$2,823	$2,345	$478	20.4%	6,442	6,226
Average
Occupancy %	90.0%	89.5%		0.5%	94.4%	94.6%		-0.2%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					35	56
				Amortization of acquired leases					(6)	(7)
				Investment income					23	30
				General and administrative expenses					(403)	(413)
				Depreciation					(1,510)	(1,543)
				Financing costs					(2,888)	(2,919)
				Net income					1,693	1,430
				Net income attributable to noncontrolling interests					(373)	(300)
				Net income attributable to common equity					$1,320	$1,130

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

Total revenue and NOI from FREIT’s commercial segment for the Current Six Months decreased by 5.1% and 7.8%, respectively, as compared to the Prior Six Months. For the Current Quarter, total revenue and NOI decreased by 7.5% and 6.8%, respectively, as compared to the Prior Year’s Quarter. The primary reasons for the decrease in both revenue and NOI for the Current Six Months, as well as the Current Quarter were a $250,000 lease termination fee recorded in the Prior Year’s Quarter, with no comparable activity in the current periods. Lower expense reimbursements in the Current Six Months, stemming from prior year common area maintenance adjustments, also affected the reduced revenue and NOI.

The U.S. economy has recovered from the recession and continues to improve, albeit at a rate much slower than anticipated. Average occupancy (exclusive of the Damascus Center, which is undergoing a major redevelopment project) for the Current Six Months was 94.5%, a slight decrease of 0.1% from last year’s comparable period, and increased 0.6% for the Current Quarter to 94.5%, compared to 93.9% for the Prior Year’s Quarter.

On April 15, 2011, FREIT was notified by Giant of Maryland LLC (“Giant”), the tenant and operator of the 55,330 sq. ft. Giant Supermarket at Westridge, that it will not extend the term of its lease, which expires on October 31, 2011. This lease expiration will not affect FREIT’s income or cash flow for its fiscal year ended October 31, 2011. It is FREIT’s intention to re-lease the space to a new tenant or tenants that will enhance the shopping experience at Westridge. FREIT expects the new rents to be at current market levels, which are higher than the rents paid by Giant, and anticipates increased earnings from the space. However, the space will be vacant and no rent will be received from the space beginning on November 1, 2011 unless or until FREIT is able to re-lease the space, and it is occupied by a new tenant(s). Additionally, FREIT expects to incur leasing costs and tenant improvement costs associated with re-leasing the space. The vacancy may adversely affect FREIT’s operating results in fiscal 2012 depending upon the outcome of FREIT’s re-leasing efforts for this space. In addition, FREIT will reevaluate its decision to market Westridge for sale in light of the Giant lease expiration.

Construction has commenced for the completion of the expansion and renovation of the Damascus Center. It is expected that construction will be completed prior to November 2011.

RESIDENTIAL SEGMENT

Total revenue and NOI from FREIT’s residential segment for the Current Six Months increased by 2.9% and 15.3%, respectively, as compared to the Prior Six Months. For the Current Quarter, total revenue and NOI increased by 2.3% and 20.4%, respectively, as compared to the Prior Year’s Quarter. The increase in total revenue and NOI for the Current Six Months and Current Quarter are primarily attributable to higher occupancy levels and higher base rental income at many of our residential properties, in addition to overall lower operating costs for the Current Quarter. Current Six Month results also include a $207,000 insurance recovery relating to storm damages incurred and expensed last year at the Pierre Towers apartment complex. The recovery has been recorded as an offset within operating expenses. The positive operating results for the Current Six Months reflect the upward movement of occupancy levels, as evidenced by average occupancy for the Current Six Months increasing 0.6% over last year’s comparable period.

On June 3, 2011, FREIT’s Board of Trustees authorized management to pursue the sale of the Palisades Manor Apartments, in Palisades Park, NJ, the Grandview Apartments in Hasbrouck Heights, NJ, and the Heights Manor Apartments in Spring Lake Heights, NJ. The decision to pursue the sale of these properties was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations.

FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
	(in thousands, except per share)		(in thousands, except per share)

Net income	$3,053	$2,883	$1,693	$1,430
Depreciation	3,021	3,065	1,510	1,543
Amortization of deferred mortgage costs	147	106	74	53
Deferred rents (Straight lining)	(89)	(109)	(35)	(56)
Amortization of acquired leases	12	15	6	7
Capital Improvements - Apartments	(139)	(120)	(55)	(35)
Distributions to noncontrolling interests	(764)	(692)	(482)	(344)
FFO	$5,241	$5,148	$2,711	$2,598

FFO Per Share-Basic	$0.75	$0.74	$0.39	$0.37

Weighted Average Shares Outstanding	6,942	6,942	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be comparable.

DIVIDENDS
The 2nd quarter dividend of $0.30 per share will be paid on June 15, 2011 to shareholders of record on June 1, 2011.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS.OB) REIT organized in 1961. It has approximately $241 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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